CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2012, relating to the financial statements and financial highlights which appears in the December 31, 2011 Annual Report to Shareholders of Managers AMG GW&K Fixed Income Fund (formerly known as Managers Fixed Income Fund, one of the series constituting Managers Trust II), which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

November 29, 2012